RESEARCH AND LICENSE AGREEMENT


     This Agreement, dated as of 02 August 2001 (the "Effective Date"), is by and between Research and Diagnostic Systems, Inc., a Minnesota corporation with principal offices at 614 McKinley Place NE, Minneapolis, Minnesota 55413-2647 ("R&D") and Discovery Genomics Inc., a Minnesota corporation with principal offices at 240 Gortner Lab, 1479 Gortner Avenue, St. Paul, MN 55108 ("DGI").

Recitals:

     A. Techne Corporation ("Techne"), the parent corporation of R&D, and DGI are parties to a certain Investment Agreement on the same date as this Agreement. Under the terms of such Investment Agreement, Techne has subscribed for the purchase of 1.5 (one and one-half) million shares of preferred stock in DGI.

     B. Techne through R&D is engaged in the development, manufacturing and sales of proteins, antibodies, immunoassays and related products ("R&D Products") primarily for use as research reagents and has developed proprietary processes and reagents for manufacturing and using such products. Techne does not intend to sell its R&D Products as therapeutic agents. Techne and R&D have acquired patents and have amassed substantial know-how relating to R&D Products ("Existing R&D Technology").

     C. DGI is engaged in the development of therapeutics and therapeutic targets using nucleotide analogues, zebrafish and zebrafish embryos, and the sleeping beauty transposon. DGI owns proprietary technology relating to the use of certain nucleotide analogues in the zebrafish for the determination of gene function and the sleeping beauty transposon and uses therefor ("Existing DGI Technology"), including certain patent applications and invention disclosures identified on Exhibit A hereto.

     D. DGI is also engaged in the development of drug screening products and services employing DGI Technology for the discovery and development of therapeutics ("DGI Products"). As an outgrowth of these developments and services DGI will discover genes and their gene products ("Proteins") and may have need for antibodies against these Proteins ("Antibodies"), and immunoassays to quantitate these Proteins ("Immunoassays"). For purposes of this Agreement Proteins, Antibodies, and Immunoassays will be known as "Products."

     E. Dr. Stephen C. Ekker ("Ekker"), Dr. Perry B. Hackett, Jr.
("Hackett"), Dr. R. Scott McIvor ("McIvor"), and Dr. David Largaespada ("Largaespada") are the founders ("Founders") and have substantial expertise in the field. Hackett is a full-time employee of DGI and is devoting his time and energies to research and development on behalf of DGI and DGI will own all right, title and interest to the results of such research and development. Ekker, McIvor, and Largaespada are part-time employees or consultants to DGI. Each will be devoting some time and energy to research and development on behalf of DGI. DGI will own all right, title and interest to the results of such research and development performed within DGI's facilities for the benefit of DGI.

     F. Techne and R&D wish to obtain an exclusive license from DGI to make, use, sell and import DGI Products.

     In partial consideration of the agreement of Techne to subscribe for the purchase of shares of DGI pursuant to the Investment Agreement and in consideration of mutual agreements contained herein, the Parties therefore agree as follows:

1. DGI RESEARCH

   1.1. Research. DGI and Founders agree to use their best efforts to diligently and efficiently discover and develop DGI Products.

   1.2. Products To Be Supplied To R&D. Representatives of R&D and DGI will meet at least once each six (6) months to determine which DGI Products will be made available to R&D for development as research reagent products. At R&D's request, and upon mutual agreement by the Parties as described herein, DGI will provide R&D, at no charge, with reasonable quantities of cDNA or the necessary starting material ("Starting Materials") of each such DGI Product it discovers in order to allow R&D to derive a manufacturing process for such DGI Product and for the potential development of Antibodies and Immunoassays. R&D's use and sale of such DGI Products shall be governed by the terms of Section 2.2.

   1.3. Joint Discoveries. If DGI jointly with any other party discovers any Product that is of interest to R&D, it will use commercially reasonable efforts to obtain a license for R&D commensurate in scope with the license granted R&D under Section 3 of this Agreement. Upon grant of license or permission of the third party, DGI will provide R&D with reasonable quantities of Starting Materials of Joint Discoveries, at no charge, to allow R&D to produce such Products.

   1.4. Products Not of Current Interest to R&D. If DGI discovers a Product that is not of current interest to R&D, it may forward said Starting Materials to R&D for expression and antibody development at R&D's discretion, but at no charge to DGI, under the same terms and conditions of Section 2.1. If R&D does undertake such expression and antibody development, any resulting Proteins and Antibodies shall be included in the license set forth in Section 3 below.

2. R&D TECHNICAL ASSISTANCE

   2.1. Products To Be Supplied To DGI. Upon receipt of Starting Materials for Products from DGI, R&D will use commercially reasonable efforts to develop processes to produce Products and without charge provide reasonable quantities (up to 30 milligrams but not more than ten (10) percent of R&D's total production) of market quality Protein to DGI for its research use. R&D agrees that the LPS/endotoxin levels of these preparations will be within the specifications of currently-available catalog items manufactured by R&D, or as agreed between representatives of R&D and DGI. In addition, R&D will provide DGI with 100 milligrams of total monoclonal antibodies and 500 milligrams of polyclonal total IgG antibody for each molecule. DGI will have access to every antibody (monoclonal or polyclonal) generated against a given Protein in order to evaluate which is most appropriate for its research purposes, and to determine which it chooses to receive in quantity.

   2.2. Exclusivity of Supply. R&D will not market or make available to third parties any Product resulting from this Agreement sooner than mutually agreed or one (1) year from receipt of Starting Materials, whichever is earlier (such period of time being the "Restriction Period"). DGI agrees not to distribute to third parties any such Products or other materials, other than in connection with a scientific collaboration (provided that any collaborator involved in such scientific collaboration shall be prevented from selling, distributing or disclosing such Product(s) to any third parties) or fee for service, prior to publication. If R&D fails to provide DGI with Product within one year after DGI provides Starting Material, or R&D informs DGI of its intent not produce Products from said Starting Material then DGI may provide the Starting Material to another group for the purposes of Protein or Antibody production.

        a) DGI acknowledges that R&D should be free to market Products in a manner consistent with the license granted under Section 3 of this Agreement upon expiration of the Restriction Period. However, DGI may ask for an extension of the Restriction Period with respect to any particular Product in cases where its competitive advantage may be jeopardized. If DGI requests such an extension, representatives of R&D and DGI will meet and discuss DGI's request. In the event R&D and DGI are unable to agree on such an extension after good faith negotiations, DGI shall be entitled to unilaterally extend the Restriction Period by six (6) months with respect to that Product. DGI may request and require additional extensions on the same terms, but in no event shall the Restriction Period for a given Product extend beyond the publication by DGI or a third party of the full sequence or biological activity of such Product.

        b) R&D may ask for a waiver of the Restriction Period (including any extensions thereof) in cases where its competitive advantage may be jeopardized, which permission shall not be unreasonably withheld by DGI.

   2.3. Other Research Reagents. R&D may also provide DGI with other research reagents from its stock catalog at special prices, as mutually agreed, provided that such reagents are used exclusively by DGI for its research. DGI may also seek in certain circumstances to obtain Protein from a third party provider via non-biological methods, such as chemical synthesis, but will do so only with the provider's understanding that such products are not subsequently sold by the provider to compete with R&D products.

   2.4. Progress Reports. Representatives of DGI and R&D will track the progress of the projects encompassed by this agreement on a regular basis, and provide written reports on the status of protein and antibody production, and biological activity assessment, at least twice yearly.

3. LICENSE

   3.1. Research Marketplace License to R&D. DGI grants to R&D a perpetual, irrevocable, royalty-free, exclusive worldwide license under DGI Technology to make, have made, sell, and import Products, as designated by mutual agreement as set out in section 1.2, in the Biomedical Research Marketplace. DGI also grants to R&D perpetual, irrevocable, royalty-free, exclusive worldwide license under DGI Technology to use any Products in the Biomedical Research Marketplace, provided that DGI retains the right to use such Products for its own research and may grant scientific collaborators the limited right to use such Products solely in furtherance of DGI's research.

   3.2. Diagnostic Marketplace License to R&D. Some Products made available to R&D as set out in section 1.2 herein may have applicability in the Diagnostic Marketplace. If a Product is found to be of such use, the parties will negotiate in good faith to provide license to R&D to make, have made, sell, import, and sublicense for the Diagnostic Marketplace. Any license for the Diagnostic Marketplace will include royalties paid to DGI for sales of Product and a sharing of any sublicensing fees. Terms are to be comparable to those common in licensing agreements between unrelated parties for diagnostic products in markets similar to those for the product at issue.

   3.3. For purposes of these licenses:

        a) "DGI Technology" means all of DGI's technology relating to the usage of nucleotide analogues for RNA antisense in Zebrafish or Zebrafish embryos and the Sleeping Beauty Transposon including, but not limited to, any patents, patent applications (set out in Appendix A herein), Confidential Information (defined in Section
           5.1 below) or other proprietary technology, whether based on or incorporating Existing DGI Technology, technology developed by DGI, or technology in which DGI acquires rights during the term of this Agreement.

        b) "Biomedical Research Marketplace" means the worldwide market where the end user employs the products to gain knowledge. Excluded from the Biomedical Research Marketplace are uses in which the product is used to treat or diagnose a human disease or condition, except for purposes of research.

        c) "Diagnostic Marketplace" means the worldwide market where the end user employs the product to detect the presence or absence of a disease or condition.

4. OWNERSHIP OF TECHNOLOGY

   4.1. Existing Technology. Nothing in this Agreement shall give DGI any right, title or interest in the Existing R&D Technology. Other than the License granted in Section 3, nothing in this Agreement shall give Techne or R&D any right, title or interest in the Existing DGI Technology. DGI warrants that it owns the Existing DGI Technology and has the right to grant the license granted in Section 3. This warranty does not encompass the use of the licensed technology for therapeutic uses falling outside the Biomedical Research Marketplace and the Diagnostic Marketplace.

   4.2. Enforcement of Rights in Technology. If either party knows or has reason to believe that a third party is infringing rights in any DGI Technology, either directly or by inducement or contributorily, the party possessing such knowledge or belief shall promptly notify the other party thereof. DGI shall have the first right to commence judicial proceedings for its own benefit to attempt to stop such infringement. Each party agrees to fully cooperate with the other party by providing, at the other party's expense, any assistance that such other party deems necessary or appropriate in the conduct of such suit, including appearing as witness and, if required by law or if requested by the party bringing suit, to join as a party plaintiff. If DGI fails to either stop the infringing activities or bring any infringement, unfair competition or other appropriate suit against the alleged infringer within one hundred eighty (180) days of first learning of the infringement, the other party shall have the option to bring such suit at its own expense. The party initiating judicial proceedings shall be entitled to retain any award resulting therefrom. If the party initiating the suit notifies the other party of its intent to settle such suit, and if the other party does not wish to enter into such settlement, such other party may obtain the right to continue such suit at its own expense and to retain the entire award or subsequent settlement by guaranteeing to pay the initiating party the amount which it would have received from the proposed settlement.

5. CONFIDENTIALITY

   5.1. Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" means information not generally known which is proprietary to the disclosing party and includes, without limitation, all ideas, inventions, discoveries, improvements, product designs, manufacturing methods and processes techniques, technical information, engineering data, specifications, know-how, formulae, computer programs and other confidential processes, methods and information which relate to any Regulatory Factor owned by the disclosing party or a disclosing party's other products. All information identified as being "confidential" or "trade secret" shall be presumed to be Confidential Information. Confidential Information shall include any information described above which has already been disclosed to the receiving party by the disclosing party. Confidential Information does not include any information which :

        a) was in the public domain at the time of disclosure by the disclosing party to the receiving party;

        b) is published or otherwise comes into the public domain after its disclosure to the receiving party through no violation of this Agreement by the receiving party;

        c) was in the receiving party's possession at the time of disclosure to it by the other party;

        d) is disclosed to the receiving party by a third party not under an obligation of confidence to the disclosing party; or

        e) is required to be produced by any applicable court, government agency, regulation or statute.

   5.2. Security of Confidential Information. The receiving party agrees to treat all Confidential Information as confidential and to use commercially reasonable efforts to protect the Confidential Information from any unauthorized use or disclosure by it or its employees, agents or representatives and shall at least use the same degree of care to protect the Confidential Information as the receiving party uses to protect its own confidential information.
        The receiving party shall limit access to the Confidential Information to those employees, agents and representatives of the receiving party to whom it is necessary to disclose the Confidential Information in furtherance of such party's rights, and performance of such party's obligations, under this Agreement.

   5.3. Sale of Products. It is acknowledged that the sale of Products may inherently disclose Confidential Information. Nonetheless, sale of Products in accordance with this Agreement shall not be deemed a breach of any obligation of confidentiality.

6. INDEMNIFICATION

   6.1. By DGI. DGI agrees to indemnify and hold R&D, and its affiliates, shareholders, officers, directors, employees, successors and assigns, harmless from and against any and all claims, actions, liabilities, damages, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and legal expenses, actually incurred by any such party in connection with any claim, action or proceeding asserted by any person or entity arising from any matter which constitutes a breach of DGI's obligations or representations and warranties provided herein.

   6.2. By R&D. R&D agrees to indemnify and hold DGI, and its affiliates, shareholders, officers, directors, employees, successors and assigns, harmless from and against any and all claims, actions, liabilities, damages, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and legal expenses, actually incurred by any such party in connection with any claim, action or proceeding asserted by any person or entity arising from any matter which constitutes a breach of R&D's obligations or representations and warranties provided herein.

7. MISCELLANEOUS PROVISIONS

   7.1. Survival. All of the representations and warranties made in this Agreement and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, including the obligations of Section 3 ("LICENSE") and Section 5 ("CONFIDENTIALITY"), shall survive such termination and continue thereafter in full force and effect.

   7.2. Complete Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter described in this Agreement and shall supersede all previous negotiations, commitments or writings with respect to such subject matter.

   7.3. Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

   7.4. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Minnesota (other than its law with respect to conflicts of laws), including all matters of construction, validity and performance.

   7.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns, provided that, except as otherwise provided herein, the rights and obligations of either party under this Agreement may not be assigned without the written consent of the other party. Either party, however, may assign its rights and obligations to an entity succeeding to substantially all of its assets and business.

   7.6. Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

   7.7. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

   7.8. Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   7.9. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given, when received, if personally delivered or delivered by telegram, telex or facsimile, or, when deposited, if placed in the U.S. Mails for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the addresses set forth on the first page of this Agreement. Addresses may be changed by written notice given pursuant to the provisions of this paragraph; however, any such notice shall not be effective, if mailed, until three (3) working days after depositing in the U.S. Mails or when actually received, whichever occurs first.

   7.10.Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.

   7.11.Execution of Further Documents. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

   7.12.Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, the making of this Agreement or the agreements referenced herein, including claims of fraud in the inducement, any dispute relating to Products available to R&D as set forth in Section 1.2, and any dispute relating to the licensing of Products for the Diagnositc Markeplace as set forth in Section 3.2, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced in substantive areas similar to the issues under dispute for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement, but without submission of the dispute to such Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator's fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.


        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in the manner appropriate for each.


                      RESEARCH AND DIAGNOSTIC SYSTEMS, INC.


                      By____________________________
                        Thomas E. Oland
                        President



                      DISCOVERY GENOMICS, INC.


                      By____________________________
                        John E. Haaland, Ph.D.
                        President


                                EXHIBIT A

                     RESEARCH AND LICENSE AGREEMENT

DGI is engaged in the development of therapeutics and therapeutic targets using nucleotide analogues, zebrafish and zebrafish embryos, and the sleeping beauty transposon. DGI owns proprietary technology relating to the use of certain nucleotide analogues in the zebrafish for the determination of gene function and the sleeping beauty transposon and uses therefor ("Existing DGI Technology"), including certain patent applications and invention disclosures identified below.

Existing DGI Technology, exclusively licensed to DGI by the University of
Minnesota:

Role of EC1 (heparin sulphate-6-0-sulfurotransferase) in the Vascular Formation in Zebrafish, filed July 6, 2001.

"DNA-Based Transposon System for the Introduction of Nucleic Acid into DNA of a Cell," U.S. Patent Application Serial No. 142,593, filed September 10, 1998 (from UM Docket 96135).

"Nucleic Acid Transfer Vector for the Introduction of Nucleic Acid into the DNA of a Cell," U.S. Patent Application Serial No. 191,572 filed November 13, 1998 (from UM Docket 99002).

"Vector-Mediated Delivery of Integrating Transposon Sequences," U.S. Patent Application Serial No. 569,257 filed May 11, 2000 (from UM Docket 99131).

"Germline Transgenesis in Animals," U.S. Provisional Patent Application Serial No. 60/229,072 filed August 30, 2000 (from UM Docket Z01029).

Improvement under License L1185. U/M Docket Z01092: Fluorescent-protein Based Gene Detection using Standard and Insertion Site Context DNA Elements in Zebrafish, July 24, 2001.

"INHIBITION OF GENE EXPRESSION USING POLYNUCLEOTIDE ANALOGUES", US Patent application filed 7/30/01. Includes information found within two separate morphant-based provisional applications, the earliest was filed 7/31/00.

  - U.S. Provisional Patent Application Serial No. 60/221,722142,593, filed July 31, 2000, entitled Morpholino Substituted Oligonucleotides to Inhibit Gene Expression in Aquatic Organisms.

  - U.S. Provisional Patent Application Serial No. 76/169,890 filed November 22, 2000 entitled Inhibition of Gene Expression in Vertebrate Organisms.